UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section l3 and l5(d) of the

Securities Exchange Act of l934

May 14, 2003

Date of report (date of earliest event reported)

STANDARD PARKING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-50437	16-1171179
(Commission File Number)	(IRS Employer Identification No.)

900 N. Michigan Avenue, Chicago, Illinois    60611

(Address of Principal Executive Offices)  (Zip Code)

(312) 274-2000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

 (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

On May 14, 2003, the Registrant issued the following press release:

STANDARD PARKING CORPORATION ANNOUNCES
FIRST QUARTER 2003 RESULTS

CHICAGO, May 14, 2003 - Standard Parking Corporation, one of the nation’s largest operators of paid parking facilities, today announced first quarter 2003 operating results.

Gross profit was $14.1 million for the quarter, an increase of 11.0% as compared to the first quarter of 2002.  General and administrative expenses were $8.1 million for the quarter, an increase of 5.1% as compared to the first quarter of 2002.  Operating income was $3.3 million for the first quarter of 2003 as compared to $2.6 million for the first quarter of 2002, an increase of 24.2%.

“We were generally pleased with the year-over-year first quarter operating income results and with the company’s ability to introduce its new corporate identity under the backdrop of continued financial improvement,” said James A. Wilhelm, Standard Parking’s President and Chief Executive Officer.  “Our formal name change to Standard Parking Corporation marks the successful integration of eight terrific parking companies.  Although some of our airport locations are still struggling with the effects of lower traffic, we are hopeful that an improvement in the domestic economy and the resolution of the Iraqi conflict will lead to increased U.S. enplanement figures,” Mr. Wilhelm concluded.

Standard Parking Corporation, with approximately 11,900 employees, is one of the largest operators of paid parking facilities in North America, managing over 1,900 airport and urban parking facilities in 273 cities spanning 43 states and four Canadian provinces.

Standard Parking Corporation

	Three Months Ended March 31,
	2003	2002
Parking services revenue:
Lease contracts	$35,674	$34,839
Management contracts	17,969	20,377
	53,643	55,216
Reimbursement of management contract expense	76,813	81,779
Total Revenue	130,456	136,995

Cost of parking services:
Lease contracts	32,818	31,528
Management contracts	6,696	10,960
	39,514	42,488
Reimbursed management contract expense	76,813	81,779
Total cost of parking services	116,327	124,267

Gross profit	14,129	12,728

General and administrative expenses	8,111	7,720
Special charges	97	208
Depreciation and amortization	1,890	1,409
Management fee - parent company	750	750

Operating Income	$3,281	$2,641

Number of facilities:
Leased facilities	296	327
Managed facilities	1,605	1,641
Total facilities	1,901	1,968

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STANDARD PARKING CORPORATION

Date: May 14, 2003	By:	/s/ JAMES A. WILHELM
James A. Wilhelm, Director, President and Chief Executive Officer